WELLINGTON HALL, LIMITED AND SUBSIDIARIES

                   EXHIBIT 11 - EARNINGS PER SHARE COMPUTATION

                                                  Years ended April 30

                                         1998              1997              1996
Basic
   Weighted Average Shares Outstanding     2,289,887.00      1,839,887.00      1,689,887.00
                                         ==============    ==============    ==============

   Net Loss                              ($1,013,225.00)   ($  507,212.00)   $    73,574.00
                                         ==============    ==============    ==============

   Per share amount                      ($        0.45)   ($        0.28)   $         0.04
                                         ==============    ==============    ==============

Diluted

   Weighted Average Shares Outstanding     2,289.887.00      1,839.887.00      1,689,887.00
                                         ==============    ==============    ==============

   Diluted potential common shares
   outstanding during the years                       0                 0                 0

   Total Shares                            2,289,887.00      1,839,887.00      1,689.887.00
                                         ==============    ==============    ==============

   Net Loss                              ($1,013,225.00)   ($  507,212.00)   $    73,574.00
                                         ==============    ==============    ==============

   Per Share Amount                      ($        0.45)   ($        0.28)   $         0.04
                                         ==============    ==============    ==============

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